Exhibit 99.1

Shake Shack Announces First Quarter 2015 Financial Results

NEW YORK, NY (Business Wire) — May 13, 2015 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the first quarter ended April 1, 2015, a period that included 13 weeks.
Financial Highlights for the First Quarter 2015:

▪	Total revenue increased 56.3% to $37.8 million.

▪	Shack sales increased 59.2% to $36.0 million.

▪	Same-Shack sales increased 11.7%.

▪	Shack-level operating profit*, a non-GAAP measure, increased 78.3% to $9.3 million.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 94.0% to $7.0 million.

▪	Net loss was $(12.7) million, or $(1.06) per diluted share, which included $13.2 million of after-tax expenses associated with the Company's initial public offering.

▪
Adjusted pro forma net income*, a non-GAAP measure, increased 102.2% to $1.3 million, or $0.04 per fully exchanged and diluted share, compared to $0.6 million, or $0.02 per fully exchanged and diluted share.

▪	3 domestic company-operated Shack openings.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss), adjusted EBITDA to net income (loss), and adjusted pro forma net income to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “We are pleased to have continued our strong momentum through the first quarter. During the quarter we opened three new Shacks as we entered Baltimore, Maryland in the Inner Harbor, and deepened our roots in the Boston market with Shacks opening on Newbury Street in the heart of the historic Back Bay neighborhood and in Dedham, MA at Legacy Place. Our strong track record of opening successful Shacks in both the United States and internationally continues to demonstrate the global appeal of Shake Shack and validates our belief in our significant whitespace opportunity. We remain on track to execute our plan to open at least ten new domestic company-operated Shacks and five new international licensed Shacks in 2015 and have an exciting pipeline building for 2016 and beyond, including our recently announced expansion to California and Japan. As we expand globally, we are committed to connecting to our communities, advancing our culture as we grow, further capitalizing on the shift we see in consumer eating preferences and continuing to deliver on our mission to ‘Stand for Something Good’.”
Development Highlights
During the quarter, the Company opened three domestic company-operated Shacks, including its first Shack in Baltimore, Maryland and two additional locations in the Boston market.

Location	Shack	Type	Opening Date
Baltimore, MD	Inner Harbor	Domestic Company-Operated	February 16
Boston, MA	Dedham Legacy Place	Domestic Company-Operated	March 1
Boston, MA	Newbury Street	Domestic Company-Operated	March 2
First Quarter 2015 Review
Total revenue, which includes Shack sales and licensing revenue, increased 56.3% to $37.8 million in the first quarter of 2015, from $24.2 million for the first quarter of 2014. Shack sales for the first quarter of 2015 were $36.0 million, an increase of 59.2% versus the same quarter last year due primarily to the opening of new Shacks, as well as same-Shack sales growth. Licensing revenue for the first quarter was $1.8 million, an increase of 13.2% from $1.6 million in the same quarter last year, due primarily to the opening of new international licensed Shacks.

Same-Shack sales increased 11.7% for the first quarter of 2015, on a calendar basis, versus 3.9% growth in the first quarter last year. The comparable Shack base includes those restaurants open for 24 months or longer. For the first quarter of 2015, the comparable Shack base included 13 Shacks versus 9 Shacks for the first quarter of 2014.
Average weekly sales for domestic company-operated Shacks were $89,000 for the first quarter of 2015 compared to $83,000 for the same quarter last year, a 7.2% increase, primarily due to increased menu prices, favorable shifts in sales mix from menu innovation and strong performance from several Shacks opened in the latter half of fiscal 2014, including Las Vegas and Chicago.
Shack-level operating profit, a non-GAAP measure, increased 78.3% to $9.3 million for the first quarter of 2015 from $5.2 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins increased 270 basis points to 25.7% as we experienced higher flow through from leveraging labor and other operating expenses on increased Shack sales.
General and administrative expenses increased to $18.4 million for the first quarter of 2015 from $3.4 million in the same quarter last year. This increase was primarily due to $12.8 million of non-recurring compensation expenses incurred in connection with the vesting of equity awards upon consummation of our IPO and $0.6 million of incremental IPO-related expenses.
Adjusted EBITDA, a non-GAAP measure, increased 94.0% to $7.0 million. As a percent of total revenue, adjusted EBITDA margins increased approximately 360 basis points to 18.5% compared to 14.9% for the year ago period.
Net loss was $(12.7) million, or $(1.06) per diluted share, for the first quarter of 2015, compared to net income of $1.1 million, or $0.04 per diluted unit, for the same period last year. The net loss for the first quarter of 2015 includes $13.2 million of after-tax expenses incurred in connection with the Company's initial public offering.
Adjusted pro forma net income, a non-GAAP measure, increased 102.2% to $1.3 million, or $0.04 per fully exchanged and diluted share during the first quarter of 2015, compared to $0.6 million, or $0.02 per diluted share during the first quarter of 2014. A reconciliation between net income and adjusted pro forma net income is included in the accompanying financial data.
New Shack Growth
As of April 1, 2015, the Company had 66 Shacks system-wide, of which 34 were domestic company-operated, five were domestic licensed and 27 were international licensed.
Subsequent to the quarter, we opened our third Shack in New Jersey at the Bridgewater Commons on May 1st and we also opened our first Shack in Austin, Texas, located on South Lamar Street, neighboring the original Alamo Drafthouse on May 5, 2015.
2015 Outlook
For the fiscal year ending December 30, 2015, the Company provides the following guidance:

▪	Total revenue to be between $161 million and $165 million.

▪	Same-Shack sales growth in the low to mid single digits.

▪	At least 10 new domestic company-operated Shacks to be opened throughout the year.

▪	At least five international licensed Shacks to be opened under the Company's current license agreements in the U.K. and Middle East.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its first quarter 2015 financial results today at 5:00 p.m. EDT.
The conference call can be accessed live over the phone by dialing (888) 438-5519 or for international callers by dialing (719) 457-2727. A replay will be available after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 7361217. The replay will be available until Wednesday, May 20, 2015.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food and beverages in domestic company-operated Shacks and excludes sales from licensed Shacks.

"Same-Shack sales" means, for any reporting period, sales for the comparable Shack base, which we define as the number of domestic company-operated Shacks open for 24 months or longer. For fiscal 2015, same-Shack sales growth is calculated on a calendar basis as the Company believes it more accurately reflects the performance of its business as it eliminates the impact of the extra operating week in fiscal 2014 and compares consistent calendar weeks.
"Shack-level operating profit margin" is defined as Shack sales less operating expenses, including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA” means, for any reporting period, net income before interest, taxes, depreciation and amortization.
“Adjusted EBITDA” is defined as net income before depreciation and amortization, interest expense and provision for income taxes, adjusted for the impact of certain non-cash and other items that the Company does not consider in their evaluation of ongoing operating performance. These items include, among other things, non-cash deferred rent charges and pre-opening costs, as well as certain non-recurring charges.
Explanatory Note
The historical financial information contained in this press release relate to periods that ended both prior to and after the completion of the initial public offering ("IPO") of 5,750,000 shares of Class A common stock of Shake Shack Inc. (the "Company") at a price of $21.00 per share. The Company's Class A common stock began trading on the New York Stock Exchange under the symbol "SHAK" on January 30, 2015, and the IPO closed on February 4, 2015. In connection with the IPO and certain organizational transactions, the Company became a holding company whose sole material asset consists of its equity interest in SSE Holdings. As the sole managing member of SSE Holdings, the Company has the sole voting interest in and controls the operations of SSE Holdings. As a result, the Company consolidates the financial results of SSE Holdings and its subsidiaries. The unaudited consolidated financial information and related discussion of financial condition and results of operations contained in this press release relating to periods prior to the IPO pertain to SSE Holdings, LLC ("SSE Holdings"), our predecessor for financial reporting purposes.
About Shake Shack
Shake Shack® (NYSE: SHAK) is a modern day “roadside” burger stand known for its 100% all-natural, antibiotic-free Angus beef burgers (no hormones added ever), hot dogs, frozen custard, crinkle cut fries, beer and wine (available at select locations), and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community-gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its environmentally responsible designs and deep community investment, Shake Shack’s mission is to Stand For Something Good. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has opened multiple locations in New York, New Jersey, Washington, DC, Connecticut, Georgia, Illinois, Nevada, Pennsylvania, Florida, Massachusetts, Virginia, Maryland, and international locations including in London, Istanbul, Dubai, Moscow, and more.
Investor Contact:
Michelle Epstein, ICR
(844) SHACK04 (844-742-2504)
investor@shakeshack.com
Media Contacts:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com
Jessica Liddell, ICR
(203) 682-8200
jessica.liddell@icrinc.com
Forward-Looking Statements
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal year 2015, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project,"

"projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share and per unit amounts)

	Thirteen Weeks Ended
	April 1, 2015		March 26, 2014
Shack sales	$36,047	95.3%	$22,640	93.6%
Licensing revenue	1,761	4.7%	1,556	6.4%
TOTAL REVENUE	37,808	100.0%	24,196	100.0%
Shack-level operating expenses(1):
Food and paper costs	11,004	30.5%	6,913	30.5%
Labor and related expenses	9,101	25.2%	6,253	27.6%
Other operating expenses	3,480	9.7%	2,376	10.5%
Occupancy and related expenses	3,183	8.8%	1,893	8.4%
General and administrative expenses	18,385	48.6%	3,363	13.9%
Depreciation expense	2,191	5.8%	1,231	5.1%
Pre-opening costs	1,413	3.7%	933	3.9%
Loss on disposal of property and equipment	—	—%	5	—%
TOTAL EXPENSES	48,757	129.0%	22,967	94.9%
OPERATING INCOME (LOSS)	(10,949)	(29.0)%	1,229	5.1%
Interest expense, net	78	0.2%	35	0.1%
INCOME (LOSS) BEFORE INCOME TAXES	(11,027)	(29.2)%	1,194	4.9%
Income tax expense	233	0.6%	102	0.4%
NET INCOME (LOSS)	(11,260)	(29.8)%	1,092	4.5%
Less: net income attributable to non-controlling interests	(1,408)	(3.7)%	—	—%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$(12,668)	(33.5)%	$1,092	4.5%
Earnings per share of Class A common stock(2):
Basic	$(1.06)		$0.04
Diluted	$(1.06)		$0.04
Weighted-average shares of Class A common stock outstanding(2):
Basic	11,953		29,963
Diluted	11,953		30,125

(1)	As a percentage of Shack sales.

(2)
Amounts for the thirteen weeks ended March 26, 2014 represent earnings per outstanding membership unit and weighted-average units outstanding for our predecessor, SSE Holdings and have been computed to give effect to the recapitalization transactions that occurred in connection with the Company’s initial public offering, including the amendment and restatement of the limited liability company agreement of SSE Holdings to, among other things, (i) provide for a new single class of common membership ownership interests and (ii) exchange all of the original members’ existing membership interests for the newly-created ownership interests. The computations of earnings per unit and weighted-average units outstanding do not consider the 5,750,000 shares of Class A common stock issued to investors in the Company’s initial public offering or the 339,306 shares of Class A common stock issued to participants of the Company’s Unit Appreciation Rights Plan in settlement of their outstanding awards.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	April 1, 2015	December 31, 2014
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$60,834	$2,677
Total assets	$150,903	$82,962
Total liabilities	$41,872	$70,362
Total equity	$109,031	$12,600

	Thirteen Weeks Ended
	April 1, 2015	March 26, 2014
SELECTED OPERATING DATA:
Same-Shack sales growth	11.7%	3.9%
Shacks in the comparable base	13	9

Shack system-wide sales	$64,303	$46,252

Domestic company-operated:
Average weekly sales	$89	$83

Shack-level operating profit	$9,279	$5,205
Shack-level operating profit margin	25.7%	23.0%

Adjusted EBITDA	$6,998	$3,608
Adjusted EBITDA margin	18.5%	14.9%

Capital expenditures	$8,558	$1,760

Shack counts (at end of period):
System-wide	66	44
Domestic company-operated	34	21
Domestic licensed	5	4
International licensed	27	19

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(dollar amounts in thousands)

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, EBITDA, adjusted EBITDA, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures"). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP measures used by the Company are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.
Shack-Level Operating Profit
Shack-level operating profit and Shack-level operating profit margin are not required by, or presented in accordance with, GAAP. Shack-level operating profit is a supplemental measure of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. Shack-level operating profit margin has limitations as an analytical tool and should not be considered as a substitute for analysis of our results as reported under GAAP. Management believes that Shack-level operating profit and Shack-level operating profit margin are important measures to evaluate the performance and profitability of each Shack, individually and in the aggregate. The Company uses Shack-level operating profit margin information to benchmark their performance versus their competitors. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended
	April 1, 2015	March 26, 2014
Shack-level operating profit [A]	$9,279	$5,205
Add:
Licensing revenue	1,761	1,556
Less:
General and administrative expenses	18,385	3,363
Depreciation expense	2,191	1,231
Pre-opening costs	1,413	933
Loss on disposal of property and equipment	—	5
Operating income (loss)	$(10,949)	$1,229

Total revenue	$37,808	$24,196
Less: licensing revenue	(1,761)	(1,556)
Shack sales [B]	$36,047	$22,640

Shack-level operating profit margin [A / B]	25.7%	23.0%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(dollar amounts in thousands)

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP supplemental measures of operating performance that do not represent and should not be considered alternatives to net income (loss) or cash flow from operations, as determined by GAAP. EBITDA and Adjusted EBITDA are used by management to measure the operating performance of their business, excluding specifically identified items that management believes do not directly reflect their core operations. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended
	April 1, 2015	March 26, 2014
Net income (loss)	$(11,260)	$1,092
Depreciation expense	2,191	1,231
Interest expense, net	78	35
Income tax expense	233	102
EBITDA	(8,758)	2,460

Equity-based compensation[1]	792	41
Deferred compensation[2]	—	21
Pre-opening costs[3]	955	724
Deferred rent[4]	556	316
Loss on disposal of property and equipment[5]	—	5
Non-recurring compensation expenses related to the IPO[6]	12,818	—
IPO-related expenses[7]	635	—
Other non-cash items[8]	—	41
ADJUSTED EBITDA	$6,998	$3,608

(1)	Represents non-cash equity-based compensation expense. For the thirteen weeks ended April 1, 2015, amount relates solely to stock options granted in connection with the IPO.

(2)	Represents amounts accrued under a bonus agreement the Company entered into with an employee pursuant to which we agreed to a pay a bonus in a future period.

(3)	Non-capital expenditures associated with opening new Shacks exclusive of deferred rent incurred prior to opening.

(4)	Reflects the extent to which our annual rent expense has been above or below our cash rent payments.

(5)	Includes the loss on disposal of property and equipment in the ordinary course of business.

(6)
Non-recurring compensation expense incurred in connection with the IPO. Includes expense recognized in settlement of outstanding awards under the Company's Unit Appreciation Rights Plan, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(7)	Costs incurred in connection with our initial public offering, including legal, accounting and other related expenses.

(8)	For periods presented, represents non-cash charges related to certain employee benefits.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(in thousands, except per share amounts)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that management believes do not directly reflect their core operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding stock options.
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and earnings per share, as determined by GAAP. Management believes adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share supplement GAAP measures and enables them to more effectively evaluate its performance period-over-period and relative to competitors. A reconciliation of adjusted pro forma net income to net income, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended
	April 1, 2015	March 26, 2014
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$(12,668)	$1,092
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	1,408	—
Non-recurring compensation expenses incurred in connection with the IPO(2)	12,818	—
IPO-related expenses(3)	635	—
Income tax expense(4)	(883)	(444)
Adjusted pro forma net income	$1,310	$648

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	11,953	30,125
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	24,192	—
Assumed issuance of shares in connection with the IPO and settlement of UARs(5)	—	6,089
Dilutive effect of stock options	904	—
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	37,049	36,214

Adjusted pro forma earnings per fully exchanged share—diluted	$0.04	$0.02

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net loss attributable to non-controlling interests.

(2)
Non-recurring compensation expense incurred in connection with the IPO. Includes expense recognized in settlement of outstanding awards under the Company's Unit Appreciation Rights Plan, the related employer withholding taxes and the accelerated vesting of outstanding restricted Class B units.

(3)	Costs incurred in connection with our initial public offering, including legal, accounting and other related expenses.

(4)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 46.0% and 45.7% for the thirteen weeks ended April 1, 2015 and March 26, 2014, respectively, which include provisions for U.S. federal income taxes, and assume the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.

(5)
Adjustment to give effect to (i) shares issued to investors in the Company's initial public offering and (ii) shares issued to participants of the Company's Unit Appreciation Rights Plan, both of which were not retrospectively applied in the Company's first quarter 2014 computation of earnings per unit.